Exhibit 99.1

Lexaria Announces Responsible Marijuana Policy

KELOWNA, BC—August 28, 2014 - Lexaria Corp. (OTCQB: LXRP) (CSE: LXX) (the "Company" or "Lexaria" or “our” or “Lexaria CanPharm Corp”) announces our new corporate policies regarding the responsible use of medical marijuana.

In Canada, the MMPR legislation governed by Health Canada provides the framework by which qualified persons can access marijuana for medical purposes. Recently, the Supreme Court of British Columbia has also ruled that medical marijuana is a constitutional right for persons in need, deliverable in forms commonly referred to as “oils and edibles”. Lexaria intends to comply with the laws and regulations within every jurisdiction in which it might operate.

In addition, it is our philosophy to recognize the potential for harm within this sensitive industry and to build a set of corporate policies that go above and beyond those required by law. Lexaria is leading the industry with these policies.

Therefore, Lexaria is establishing a corporate policy wherein we will not knowingly sell medical cannabis containing more than 0.3% THC to any medical marijuana patient who is under the age of 21, unless it is in a form specifically approved by relevant government health agencies.

“Our goal is to safely help people live healthy and productive lives,” said Chris Bunka, CEO of Lexaria. “We want to be sure to do no harm and Lexaria’s policies are a big step in the right direction - ensuring members of our community are receiving the health benefits they need.”

Broadly speaking, there are two main ‘families’ of active ingredients in marijuana: THC (Tetrahydrocannabinol) which have primarily psychoactive properties accompanied by possible medicinal qualities; and CBD (Cannabidiol) which are believed to have more significant medicinal properties and do NOT generally have psychoactive properties. Introductory information about Cannabidiol can be found at Wikipedia at http://en.wikipedia.org/wiki/Cannabidiol

Our underage policy makes Lexaria’s and Lexaria CanPharm’s medical marijuana sales policies more restrictive than Canada’s alcohol consumption laws; and broadly in line with the USA’s alcohol consumption laws. We believe it would not be responsible to provide medical marijuana with THC-psychoactive properties to underage persons, so long as there is a CBD-based available alternative with medical properties that can meet a potential patient’s needs. We would welcome any development that sees the medical marijuana industry sector follow our lead on this issue and restrict the selling of marijuana containing THC to underage persons.

Many health care practitioners are reluctant to support the use of medical marijuana in underage patients, and it is our hope that our underage policy helps to address those concerns.

Also, Lexaria does not encourage nor support consuming marijuana through the act of smoking. Some research has indicated that the act of burning marijuana may negatively affect the delivery of potentially helpful CBD-based compounds, and smoking any substance is not conducive to good health practices. Lexaria’s policy, for those who require medical marijuana, is to encourage its consumption through edible and other legal forms that do not require smoking.

Lexaria encourages persons across Canada or in the USA whose philosophy regarding the responsible use of marijuana is in accordance with our own, to register at our website (www.lexariaenergy.com). Lexaria wishes to build a community of like-minded, responsible medical users of marijuana who can share their experiences and knowledge with each other for the benefit of all. Lexaria CanPharm Corp is in the development stages of a new website which will be announced when complete.

Lexaria reminds all parties that it does not currently posses a production license under Health Canada’s MMPR program, nor in any other jurisdiction, and cannot fill any medical marijuana prescription orders at this time.

About Lexaria

Lexaria's shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana business will provide any benefit to Lexaria and no assurance that the corporate policies described herein will produce any benefit for the Company or its shareholders.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.